Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2014

WELLESLEY, Mass.--(BUSINESS WIRE)--October 29, 2014--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $516 thousand and $1.3 million for the three and nine months ended September 30, 2014, respectively, compared to net income of $607 thousand and $1.8 million for the three and nine months ended September 30, 2013, respectively. Diluted earnings per share were $0.22 and $0.58 for the quarter and nine months ended September 30, 2014, respectively, compared to $0.27 and $0.78 for the three and nine months ended September 30, 2013, respectively. Total assets were $505.6 million at September 30, 2014, an increase of $47.1 million or 10.3% from December 31, 2013 due to a $48.5 million increase in net loans supported primarily by a $31.9 million increase in deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, “The Company has reached a significant milestone this quarter as we surpassed $500 million in total assets as of September 30, 2014. I am very pleased with the efforts of all our employees as we continue to execute within our strategic plan. We have been able to achieve our growth objectives while delivering solid earnings during the quarter and year-to-date periods, while making significant investments in key personnel, products and facilities targeted at positioning ourselves to better serve our target markets.”

Third Quarter Earnings
Net income decreased $91 thousand, or 15.0%, for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013, as noninterest expenses increased, offset by increases in net interest income. Net interest income increased $555 thousand, or 15.6%, to $4.1 million for the quarter ended September 30, 2014, as compared to $3.6 million for the quarter ended September 30, 2013. This increase was primarily due to increased interest income due to an increase in the average balance of our loan portfolio, partially offset by higher interest expense as the average balance of deposits also increased. The yield on earning assets for the quarter ended September 30, 2014 was 4.13%, a decrease of 20 basis points from the prior year level. Deposit and borrowing costs remained at 0.88% for the quarters ended September 30, 2014 and 2013. The net interest margin was 3.41% for the 2014 quarter, compared to 3.62% for the 2013 quarter, reflecting the drop in earning asset yields between the two periods. We recorded a provision for loan losses of $180 thousand for the quarter ended September 30, 2014, an increase of $30 thousand over the prior year, primarily reflecting increases in loan balances as compared to the prior year. Noninterest income totaled $244 thousand for the quarter ended September 30, 2014, an increase of $19 thousand, or 8.4% from the prior year. Wealth management fees increased $16 thousand compared to 2013, while mortgage banking income increased $22 thousand compared to the prior year. Total noninterest expenses increased $689 thousand to $3.3 million for the quarter ended September 30, 2014, as compared to $2.6 million for the quarter ended September 30, 2013. The increase in operating expenses was the result of additional staffing to support our commercial and residential lending operations, additions to our wealth management personnel, one-time charges of $95 thousand for consultants to facilitate certain contract negotiations on our behalf, and the additional costs related to the operation of our most recent full-service office opened in Boston in November 2013. Offsetting these costs was a reduction in advertising expense as costs incurred in conjunction with the November 2013 office opening were not repeated in 2014.

Year to Date Earnings
Net income for the nine month period ended September 30, 2014 decreased $445 thousand compared to net income for the nine month period ended September 30, 2013 due to increased noninterest expenses and an increased provision for loan losses, partially offset by increased net interest income. Net interest income increased $1.8 million, or 17.4%, to $11.9 million for the nine month period ended September 30, 2014, as compared to $10.1 million in the comparable 2013 period. The increase was largely due to increased loan income resulting from the growth in our portfolio. Our earning asset yield decreased 22 basis points to 4.10% in the nine month period ended September 30, 2014 from 4.32% in the comparable 2013 period as stronger growth in lower-yielding residential loans results in a declining earning asset yield. Deposit and borrowing costs decreased two basis points to 0.87% in the current period. Our net interest margin was 3.38% for the 2014 nine month period, compared to 3.60% for the 2013 period. The provision for loan losses increased to $580 thousand for the nine month period ended September 30, 2014, as compared to $350 thousand in 2013, primarily due to loan growth. For the nine months ended September 30, 2014, noninterest expenses increased $2.3 million to $9.8 million, as compared to $7.5 million in 2013. Salaries and employee benefits were $5.9 million for the nine months ended September 30, 2014, as compared to $4.5 million in 2013, reflecting staff additions associated with our newest office as well as additional wealth management and lending personnel. Occupancy and equipment expense increased $463 thousand to $1.5 million for the nine month period ended September 30, 2014, as compared to $1.1 million in 2013. These increases primarily reflect the costs associated with our most recent office opened in Boston in November 2013. Professional service fees increased $234 thousand as we incurred one-time charges of $180 thousand for consultants to facilitate certain staffing and contract negotiations on our behalf during 2014.

Balance Sheet Growth
Total assets were $505.6 million at September 30, 2014, representing an increase of $47.1 million compared to $458.5 million at December 31, 2013. The increase was primarily related to loan growth during the year, supported primarily by growth in deposits.

Net loans totaled $432.2 million at September 30, 2014, an increase of $48.5 million, as compared to December 31, 2013. Residential mortgage loans increased $43.6 million to $225.3 million at September 30, 2014, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential loan growth within our marketplace. Construction loans increased $3.2 million to $83.3 million at September 30, 2014, compared to $80.1 million at December 31, 2013, as loans to developers represented $65.0 million at September 30, 2014 and $57.2 million of the total at year end 2013.

Deposits increased $31.9 million to $389.4 million at September 30, 2014. The increase was primarily attributable to an increase in savings deposits of $19.5 million, an increase of $5.3 million in money market deposits, and an increase of $5.8 million in demand deposits. Longer-term FHLB advances increased $20.0 million to $63.5 million as we funded a portion of our loan growth with lower cost, long-term advances. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $2.0 million at September 30, 2014, a reduction of $7.0 million from December 31, 2013 as retail and commercial deposit growth provided funds for short-term liquidity needs.

Stockholders’ equity increased $1.9 million to $48.7 million, primarily due to earnings, the impact of stock compensation plans, and an increase in accumulated other comprehensive income during the nine month period. At September 30, 2014 the Company’s ratio of stockholders’ equity to total assets was 9.63% as compared to 10.20% at December 31, 2013.

About Wellesley Bancorp
The Company is the holding company for Wellesley Bank, a community-oriented financial institution, which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts-chartered cooperative bank.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest and dividend income:
Interest and fees on loans	$4,724	$4,085	$13,696	$11,600
Other interest and dividend income	270	173	730	572
Total interest and dividend income	4,994	4,258	14,426	12,172
Interest expense	878	697	2,525	2,031

Net interest income	4,116	3,561	11,901	10,141
Provision for loan losses	180	150	580	350

Net interest income, after provision for loan losses	3,936	3,411	11,321	9,791

Total noninterest income	244	225	730	697

Noninterest expenses:
Salaries and employee benefits	2,017	1,553	5,881	4,505
Occupancy and equipment	530	354	1,513	1,050
Professional fees	138	68	566	332
Other general and administrative	640	661	1,874	1,660
Total noninterest expenses	3,325	2,636	9,834	7,547

Income before income taxes	855	1,000	2,217	2,941
Provision for income taxes	339	393	876	1,155

Net income	$516	$607	$1,341	$1,786

Other Data:
Return on average assets (1)	0.42%	0.60%	0.37%	0.61%
Return on average equity (1)	4.28%	5.76%	3.74%	5.55%
Net interest margin (1)	3.41%	3.62%	3.38%	3.60%
Earnings per common share:
Basic	$0.23	$0.27	$0.59	$0.78
Diluted	$0.22	$0.27	$0.58	$0.78
Weighted average shares outstanding:
Basic	2,291,824	2,288,752	2,290,510	2,290,402
Diluted	2,301,067	2,288,752	2,295,322	2,290,402
Stockholders’ equity to total assets at end of period	9.63%	11.01%	9.63%	11.01%
Book value per common share at end of period	$19.89	$18.85	$19.89	$18.85

(1) Annualized

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$11,494	$19,067

Certificates of deposit	100	100
Securities available for sale, at fair value	42,233	36,672
Federal Home Loan Bank of Boston stock, at cost	3,660	3,176
Loans held for sale	944	825

Loans	436,860	387,931
Less allowance for loan losses	(4,682)	(4,213)
Loans, net	432,178	383,718

Bank-owned life insurance	6,782	6,607
Premises and equipment, net	3,631	3,805
Other assets	4,615	4,550

Total assets	$505,637	$458,520

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$50,042	$44,864
Interest-bearing	339,364	312,654
	389,406	357,518

Short-term borrowings	2,000	9,000
Long-term debt	63,500	43,500
Accrued expenses and other liabilities	2,045	1,713
Total liabilities	456,951	411,731

Stockholders’ equity	48,686	46,789

Total liabilities and stockholders’ equity	$505,637	$458,520

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer